   As filed with the Securities and Exchange Commission on September 24, 1996

                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    Under the
                             Securities Act of 1933

                             THE CERPLEX GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                              33-0411354
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                                1382 BELL AVENUE
                            TUSTIN, CALIFORNIA 92780
                                 (714) 258-5600
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                JAMES T. SCHRAITH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             THE CERPLEX GROUP, INC.
                                1382 BELL AVENUE
                            TUSTIN, CALIFORNIA 92780
                                 (714) 258-5600
            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)

                              ---------------------

                                   Copies to:
                         FREDERIC A. RANDALL, JR., ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                        4675 MACARTHUR COURT, SUITE 1000
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 752-7535

                              ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

                              ---------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
TITLE OF EACH CLASS           AMOUNT            PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
   OF SECURITIES              TO BE                 AGGREGATE          AGGREGATE        REGISTRATION
 TO BE REGISTERED           REGISTERED           PRICE PER SHARE     OFFERING PRICE         FEE
- ----------------------------------------------------------------------------------------------------
   Common Stock        12,611,808 shares(1)         $5.44 (2)         $68,608,235         $23,658
====================================================================================================

(1) Includes the resale of Common Stock, the resale of Common Stock issuable upon the exercise of warrants and the resale of Common Stock issuable upon the conversion of Series B Preferred Stock. The number of shares of Common Stock issuable, and the number of shares of Common Stock registered hereunder, may be increased as a result of stock dividends or stock splits with respect to the Company's Common Stock, or as a result of the application of the antidilution provisions of the outstanding warrants and Series B Preferred Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low selling price per share of the Company's Common Stock on September 18, 1996, as reported on the Nasdaq National Market.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- -------------------------------------------------------------------------------

                             THE CERPLEX GROUP, INC.

                                12,611,808 SHARES

                                  COMMON STOCK


                                -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         -------------------------------

               THE COMMON STOCK OFFERED HEREBY HAS A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                         -------------------------------

      This Prospectus relates to the offer and sale, which is not being underwritten, of an aggregate of 12,611,808 shares of Common Stock, $.001 par value per share (the "Shares"), of The Cerplex Group, Inc. ("Cerplex" or the "Company"). The Shares may be offered from time to time by certain of the Company's security holders, or by the security holder's pledgees, donees, transferees or other successors in interest (the "Selling Security Holders") for their own account.

      Such sales may be made on the Nasdaq National Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company has also agreed to bear certain expenses in connection with the registration and sale of the Shares offered hereby by the Selling Security Holders (other than broker discounts and commissions). See "Selling Security Holders" and "Plan of Distribution."

      The Company will not receive any part of the proceeds from sales of Shares by the Selling Security Holders. See "Use of Proceeds."

      The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CPLX." On September 9, 1996, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $7.00 per share.


                THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1996

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SECURITY HOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                                   THE COMPANY

      Cerplex is an independent provider of electronic parts repair and logistics services. The Company has developed extensive capabilities in the repair, refurbishment, upgrade and testing of a wide range of electronic equipment for the computer and peripheral, telecommunications and office automation markets. The Company's key service offerings are depot repair, logistics services and spare parts management and sales, as well as a variety of ancillary services. The Company's extensive network of domestic and European facilities enables it to service the diverse needs of leading electronic equipment manufacturers.

      The principal executive offices of Cerplex are located at 1382 Bell Avenue, Tustin, California 92780. Cerplex's telephone number is (714) 258-5600.

                                  RISK FACTORS

      This Prospectus contains forward-looking statements which involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements. Certain of the factors that could cause actual results to differ materially are discussed below. An investment in the Common Stock being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Common Stock offered by this Prospectus.

         Losses and Accumulated Deficit. For the six-month period ended June 30, 1996 and the year ended December 31, 1995, the Company reported a net loss of $871,000 and $39.4 million, respectively. As of June 30, 1996, the Company had an accumulated deficit of $47.9 million. The Company anticipates write-offs during the three months ended September 30, 1996 associated with the closure of its Texas operations and the resolution of the SpectraVision bankruptcy. Operating results for the third quarter will also be impacted by operating losses associated with the Texas operations and start-up costs associated with new facilities. Due to these and other factors affecting its business, the Company expects to report a loss for the third quarter of 1996. There can be no assurance that the Company will operate profitably in the future. Continued losses could materially and adversely affect the Company's business and the value of, and the market for, the Company's equity securities.

         Future Capital Needs; Uncertainty of Additional Financing. The Company's ability to maintain its current revenue base and to grow its business is dependent on the availability of adequate capital. Without sufficient capital, the Company's growth may be limited. During portions of 1995 and the beginning of 1996, the Company was in default under its senior credit agreement ("Credit Agreement") and subordinated note agreements. While the Company renegotiated such agreements and executed amendments to such agreements in April of 1996, due to the impact of operating losses, the Lucent Note discussed below and other factors, the Company is no longer in compliance with certain financial covenants and other provisions of the Credit Agreement and subordinated note agreements. The Company's noncompliance with the Credit Agreement and subordinated note agreements constitutes an event of default which entitles the lenders to accelerate the Company's obligations thereunder. The Company is currently in discussions with its lenders regarding potential changes to, or waivers of defaults under, such agreements. The failure of the Company to be in compliance with the Credit Agreement and subordinated note agreements could have a material adverse effect upon the Company. The terms of the senior credit facility have resulted in a reduced borrowing base which will be further reduced over the period ending March 1997. The Company is required to use a portion of cash generated from operations, from sales of assets and from sales of equity securities to further reduce its borrowing base under the Credit Agreement. As a result, the Company currently has limited capital. In addition, the terms of the Company's Credit Agreement and subordinated note agreements restrict the Company's ability to incur additional indebtedness and could adversely affect the Company's ability to obtain additional financing. General market conditions and the Company's future performance (including its ability to generate profits and positive cash flow) will also impact the Company's financial resources. The failure of the Company to obtain additional capital when needed could have a material adverse effect on the Company's business and future prospects. No assurance can be given that the Company will be able to cure its defaults under the Credit Agreement and subordinated note agreements, will not incur additional defaults under such agreements, or that additional financing will be available or, if available, will be on acceptable terms.

         Dispute with Lucent Technologies. The Company acquired inventory consisting of used telephones from Lucent Technologies ("Lucent"). In June 1996, the Company executed a promissory note in the amount of $4.6 million payable on September 15, 1996 in favor of Lucent, reflecting a portion of the amount invoiced to the Company by Lucent. Due to the quality of the inventory and the lack of availability of spare parts to effect repairs, the Company believes it has claims against Lucent. The Company currently does not intend to pay the Lucent Note. The failure to pay the Lucent Note on September 15, 1996 constitutes an event of default under the Company's senior credit facility and may result in an event of default under the Company's subordinated note agreements. If the Company is required to pay the Lucent Note in full, it would have a material adverse effect on the Company's financial resources.

         Risk of Excess and Unusable Inventory; Decreased Value of Assets. At the end of 1995, inventory constituted approximately 27% of the Company's assets. Any decrease in the demand for the Company's repair services could result in a substantial portion of the Company's inventory becoming excess, obsolete or otherwise unusable. During the last few years, the Company wrote down a significant amount of inventory and a significant amount of other assets, including receivables, securities and goodwill. Changes in the Company's business, as well as the business of third parties, could adversely affect the value of assets remaining on the Company's financial statements, possibly resulting in additional write-offs. The existence, amounts and timing of any such additional write-offs will be dependent upon various factors including, without limitation, the volume and profitability of future operations, market conditions as well as the operations of the above mentioned third parties. In particular, due to a variety of factors that the Company is currently assessing, the Company may write down a portion of the inventory purchased from Lucent and will write down assets associated with the Texas operations and the SpectraVision bankruptcy. In addition, the Company received 333,407 shares of Common Stock of Pen Interconnect in connection with the sale of its InCirT division which were valued at $5.40 per share. Recently, the trading price of such shares has decreased substantially and there can be no assurance that the Company will not be required to write down its investment with respect to such shares in the future. There can be no assurance that the Company will not be required to write down significant amounts of its inventory or other assets in the future, which could have a material adverse effect on the Company's business and results of operations.

         Dependence on Key Customers. During the six months ended June 30, 1996, BT, IBM, SpectraVision and Rank Xerox accounted for approximately 13%, 11%, 6% and 6%, respectively, of continuing operations. During 1995, IBM and SpectraVision significantly decreased orders for certain programs which materially and adversely affected the Company and its results of operations. SpectraVision is currently operating under Chapter 11 of the U.S. Bankruptcy Code, and the Company ceased performing services for SpectraVision in August 1996. A significant portion of the Company's net sales attributable to IBM in 1995 were from discontinued operations, and, as such, the Company expects net sales attributable to IBM to continue to account for a decreasing percentage of the Company's net sales. Also, IBM has informed the Company that it has changed its strategy for spare parts and, as a result, will not renew an agreement (which accounted for approximately 8% of the Company's 1995 net sales from continuing operations) with the Company for such services which expires in September 1996. Although the Company will not provide spare parts under this agreement after September 1996, the Company believes it will continue to provide services to IBM under other programs. There can be no assurance that major customers of the Company will not terminate any or all of their arrangements with the Company; significantly change, reduce or delay the amount of services ordered from the Company; or significantly change the terms upon which the Company and these customers do business. Any such termination, change, reduction or delay could have a material adverse effect on the Company's business.

         Dependence on Customers in the Electronics Industry. The Company is dependent upon the continued growth, viability and financial stability of its customers and potential customers in the electronics industry, particularly the computer industry. The computer industry has been characterized by rapid technological change, compressed product life cycles and pricing and margin pressures. Improvements in technology and quality of hardware products or other factors may result in a reduced need for parts and systems repairs in the future which may adversely affect the Company's business. The factors affecting segments of the electronics industry in general, and the Company's OEM customers in particular, could have an adverse effect on the Company's business. During 1995, several of the Company's customers experienced severe financial difficulty resulting in significant losses to the Company as a result of write downs of receivables and other assets. There can be no assurance that existing customers or future customers will not experience financial difficulty, which could have a material adverse effect on the Company's business.

         Reliance on Short-Term Purchase Orders. The Company's customer contracts are typically subject to termination on short notice at the customer's discretion and purchase orders under such contracts typically only cover services over a 90-day period. The termination of any material contracts or any substantial decrease in the orders received from major customers could have a material adverse effect on the Company's business.

         Competition. The Company competes with the in-house repair centers of OEMs and TPMs for repair services. There is no assurance that these entities will choose to outsource their repair needs. In certain instances, these entities compete directly with the Company for the services of unrelated OEMs and TPMs. In addition to competing with OEMs and TPMs, the Company also competes for depot repair business with a small number of independent organizations similar in size to the Company and a large number of smaller companies. Many of the companies with which the Company competes have significantly greater financial resources than the Company. There can be no assurance that the Company will be able to compete effectively in its target markets.

         Management of Growth. The Company's growth has placed, and will continue to place, a strain on the Company's managerial, operational and financial resources. These resources may be further strained by the geographically dispersed operations of the Company and the future addition of acquired depots or businesses, if any. The Company's ability to manage growth effectively will require it to continue to improve its operational, financial and management information systems; to develop the management skills of its managers and supervisors; and to train, motivate and effectively manage its employees. The Company's failure to effectively manage growth, including acquired operations, could have a material adverse effect on the Company's business.

         Expansion of International Sales. During the six month period ended June 30, 1996, approximately 21% of the Company's business was in Europe and the Company intends to continue to expand its European operations. There can be no assurance that the Company will be able to successfully market, sell and deliver its products and services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations and, consequently, on the Company's business, operating results and financial condition.

         Dependence on Acquisition Strategy. Certain of the Company's repair programs result in decreasing net sales as the installed base of the particular products under such programs decreases over time. An important component of the Company's strategy to maintain its revenue and to grow its business has been the acquisition of repair programs and complementary businesses. Competition for these types of transactions is likely to intensify. The Company's ability to effect any significant transactions requiring capital will be limited by the terms of the Company's senior credit facility. There can be no assurance that the Company will be able to acquire additional repair programs or complementary businesses or, if acquired, that such operations will prove to be profitable.

         Discontinued Operations; Change in Strategy. In September 1995, Cerplex adopted a plan to discontinue its end-of-life programs, a line of business which historically generated a significant percentage of the Company's total sales, but which in recent years experienced declining sales. Net sales from end-of-life programs declined from approximately $56 million in 1993 to $33 million in 1994 to $20 million in 1995. The net loss from discontinued operations for the year ended December 31, 1995 was $17.4 million. There can be no assurance that the Company will not incur additional losses from these operations. In connection with discontinuing its end-of-life business, the Company changed certain elements of its business strategy and is undergoing changes in management and operations, is developing a direct sales force and terminating the majority of its outside sales representatives, is reducing its emphasis on inventory acquisitions and focusing on targeted customers in specific industries. While the Company believes such changes will enhance the Company's opportunities, there can be no assurance that such changes will positively impact the Company's business and results of operations in the short or long term.

         Risk Associated with the Ability of Existing Stockholders to Control the Company. As of June 30, 1996, the officers, directors, principal stockholders and their affiliates owned approximately 52% of the outstanding Common Stock. Although there are currently no voting agreements or similar arrangements among such stockholders, if they were to act in concert, they would be able to elect a majority of the Company's directors, to determine the outcome of most corporate actions requiring stockholder approval and otherwise to control the business affairs of the Company. In addition, the Board of Directors of the Company has the authority under the Company's Restated Certificate of Incorporation to issue shares of the Company's authorized Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock. The issuance of Preferred Stock may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of Common Stock. The issuance of Preferred Stock and the control by existing stockholders, if they were to act in concert, may have the effect of delaying, deferring or preventing a change in control of the Company.

         On June 11, 1996, the Company consummated a private placement of Series B Stock. Holders of Series B Stock are entitled to receive dividends as may be declared from time to time by the Board prior and in preference to payment of any dividends to the holders of Common Stock. In the event of any liquidation, dissolution or winding up of the Company or the merger or sale of the Company, the holders of Series B Stock will be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, the amount of $2,000 per share of Series B Stock plus all accrued or declared but unpaid dividends. Additionally, the Series B Stock is convertible into Common Stock at a rate equal to the lower of a 20% discount to the trading price of the Common Stock or $5.07 per share. The conversion rights of the Series B Stock could have a significant dilutive effect upon the holders of Common Stock.

         Dependence on Key Personnel. The Company's continued success depends, to a large extent, upon the efforts and abilities of key managerial employees, particularly the Company's executive officers. Competition for qualified management personnel in the industry is intense. The loss of services of certain of these key employees could have a material adverse effect on the Company's business.

         No Assurance of Public Market for Common Stock; Possible Volatility of Stock Price. Prior to the Company's initial public offering, there was no public market for the Common Stock, and there can be no assurance that an active trading market will be sustained. In early 1996, the Company was not in compliance with Nasdaq National Market System's requirement of at least $1,000,000 in net tangible assets. While the Company regained compliance with such requirement during the second quarter, additional losses could cause the Company to fail to comply with such requirement which could result in the loss of listing on the National Market System. There can be no assurance that the Company will be able to meet this or other requirements or maintain its listing on Nasdaq's National Market System. In addition, the trading price of the Common Stock has been, and in the future could be, subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management or new products or services by the Company or its competitors, general trends in the industry and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market price for many companies in similar industries and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Security Holders. See "Selling Security Holders."

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Security Holders. Except as indicated in the footnotes below, none of the Selling Security Holders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Security Holders may offer some, all, or none of the Shares which they hold, or have the right to acquire, pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Security Holders after completion of this offering. See "Plan of Distribution."

         During the period the Registration Statement is in effect, each Selling Security Holder shall be entitled to sell any and all of the Security Holder's shares. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until all of such shares have been sold pursuant to the registration statement or until registration of the shares is no longer required by reason of Rule 144 under the Securities Act or other rules of similar effect.

         The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any, and expenses of counsel and other advisors to the Selling Security Holders) in connection with the registration of the Shares by the Selling Security Holders.

         The Shares offered by this Prospectus may be offered from time to time by the Selling Security Holders named below:

                                                   NUMBER OF
                                                    SHARES        PERCENT OF           NUMBER OF
                                                 BENEFICIALLY     OUTSTANDING      SHARES REGISTERED
SELLING SECURITY HOLDERS                        OWNED(1)(2)(3)    SHARES(1)(3)    FOR SALE HEREBY(2)
- ------------------------                        --------------    ------------    ------------------
Leo and Nicole Arnaboldi JTWROS(4)............        2,000           *                   2,000
Bessemer Venture Partners II, L.P.............      390,344         2.9%                390,344
BHF-Bank Aktiengelselschaft(5)................       31,250           *                  31,250
Perry H. Braun(4).............................          800           *                     800
Robert H. Buescher............................        1,000           *                   1,000
Canaan Venture Offshore Limited Partnership...      279,179         2.1%                279,179
C. Samantha Chen..............................          300           *                     300
Chestnut Pacific Ltd. Partners................       36,095           *                  36,095
Comerica Bank - California(5).................       31,250           *                  31,250
Common Fund Equity Fund.......................       21,499           *                  21,499
Hoyt Davidson(4)..............................        3,000           *                   3,000
Richard R. Davis..............................        1,000           *                   1,000
Richard C. Davis(6)(7)........................      703,204         5.2%                703,204
Peter K. Deeks(4).............................        3,000           *                   3,000
David L. Dennis(4)............................        2,667           *                   2,667
Thomas S. DePre(4)............................        2,000           *                   2,000
Robert E. Diemar(4)...........................        1,500           *                   1,500
DLJ Capital Corporation(8)....................    1,510,255         10.8%               131,830
Malcolm and Emily Fairbairn...................       19,724           *                  19,724
Robert Finzi(9)...............................       33,500           *                   3,500
Mark K. Gornley(4)............................        3,000           *                   3,000
John Hancock Mutual Life Insurance Company(10)      893,261         6.2%                893,261
Deepak Kamra..................................        4,000           *                   4,000
William A. Klein(7)(11).......................    4,990,383         37.2%             4,760,383
Klein 1994 Charitable Remainder Trust(12).....       50,000           *                  50,000
The Klein Foundation(12)......................      180,000         1.3%                180,000
Richard E. Kroon..............................        5,200           *                   5,200
Myron Kunin(13)...............................      972,642         7.2%                952,642

Mark Lanigan(4)...................................               2,133                  *                    2,133
N.V. Mahuma.......................................              11,440                  *                   11,440
Andrea Martin.....................................               1,972                  *                    1,972
Brian J. McLoughlin(4)............................               1,300                  *                    1,300
Nintin T. Mehta...................................              39,448                  *                   39,448
Michael R. Nicolais(4)............................               3,400                  *                    3,400
North Atlantic Smaller Companies Trust PLC(10)....              43,478                  *                   43,478
Peak Investment Limited Partnership...............             197,240                1.5%                 197,240
Pleiadas Investment Partners......................              59,172                  *                   59,172
Gautam A. Prakash.................................                 666                  *                      666
Larry E. Reeder(14)...............................               5,200                  *                    5,200
John K. Rodakis...................................                 667                  *                      667
Thomas F. Ruhm....................................                 266                  *                      266
Scorpion Offshore Investment Fund.................             310,653                2.3%                 310,653
James T. Sington(4)...............................               1,600                  *                    1,600
Sprout Growth II, L.P.(15)........................           1,294,603                9.3%               1,294,603
Standard Global Equity Partners L.P...............              73,571                  *                   73,571
Standard Pacific Capital Offshore Fund Ltd........              30,967                  *                   30,967
Sumitomo Bank of California(5)....................              31,250                  *                   31,250
The Northwestern Mutual Life Insurance Company(10)             918,261                6.4%                 918,261
The & Trust.......................................              20,316                  *                   20,316
Kenneth A. Tucker(4)..............................               3,000                  *                    3,000
Wells Fargo Bank, N.A.(16)........................              31,250                  *                   31,250
Whitman Partners, L.P.............................             262,724                1.9%                 262,724
Theodore J. Wisniewski(17)........................             753,603                5.6%                 753,603
                                                            ----------                                  ----------
                                                            14,270,233                                  12,611,808
                                                            ==========                                  ==========

- ---------------

*        Less than 1% as of August 20, 1996.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and shares of Series B Stock which are currently exercisable or convertible or which will become exercisable or convertible within sixty (60) days after August 20, 1996 are deemed outstanding for computing beneficial ownership of the person holding such option, warrant or share of Series B Stock, but are not outstanding for computing the beneficial ownership of any other person or entity. The shares of Series B Stock are currently convertible into shares of Common Stock.

(2) The conversion rate for the Series B Stock fluctuates based on the trading price of the Company's Common Stock. For the purposes of computing the beneficial ownership of, and number of shares registered for sale by, the holders of the Series B Stock, each share of Series B Stock is assumed to be convertible into 197.2387 shares of Common Stock.

(3)      Information is as of August 20, 1996.

(4) Selling Security Holder is an employee, officer and/or affiliate of DLJ Capital Corporation ("DLJCC") and purchased Series A Preferred Stock in connection with the Company's private placement of Series A Preferred Stock and subordinated notes on November 19, 1993 (the "1993 Private Placement"), which stock was converted into Common Stock at the Company's initial public offering. DLJCC's relationship with the Company is disclosed in footnote (7) below.

(5) Selling Security Holder is a senior debt holder of the Company pursuant to that certain Credit Agreement dated October 12, 1994, as amended.

(6) Selling Security Holder is President of International Operations and a director of the Company.

(7) The Company subleases certain real property for its operations in Irvine, California and in Newburgh, New York from WC Cartwright Corporation, a California corporation ("WC Cartwright"). Messrs. Klein and Davis and Ms. Carolyn Klein (the spouse of Mr. Klein) are officers, directors and principal shareholders of WC Cartwright. In 1995, the Company paid to WC Cartwright an aggregate of $785,000 in rent for use of the real properties in California and New York.

(8) Selling Security Holder is a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette Incorporated ("DLJ"). Donaldson, Lufkin & Jenrette Securities Corporation, which is also a wholly-owned subsidiary of DLJ, served as an underwriter in the Company's initial public offering on April 8, 1994 and the placement agent in the Company's 1993 Private Placement.

(9) Selling Security Holder is a director of the Company; a Vice President of the Sprout Group, a division of DLJCC; and a general partner of a general partner of Sprout Growth II, L.P. ("Sprout Growth"). DLJCC is the managing general partner of Sprout Growth. DLJCC's relationship with the Company is disclosed in footnote (7).

(10) Selling Security Holder is a subordinated debt holder of the Company pursuant to that certain Note Purchase Agreement dated November 19, 1993, as amended.

(11)     Selling Security Holder is the Company's Chairman of the Board.

(12) The trustees for this Selling Security Holder are William A. Klein (whose relationship to the Company is disclosed in footnotes (7) and (10)) and his wife, Carolyn Klein.

(13)     Selling Security Holder is a director of the Company.

(14) Selling Security Holder is an employee and/or affiliate of the Sprout Group, a division of DLJCC. DLJCC's relationship to the Company is disclosed in footnote (7).

(15) DLJCC is the managing general partner of Selling Security Holder. DLJCC's relationship to the Company is disclosed in footnote (7).

(16) Selling Security Holder is a senior debt holder and serves as Administrative Agent to those lenders whose relationship to the Company is described in footnote (5).

(17) Selling Security Holder is Senior Vice President Quality Engineering for the Company.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby are being offered directly by the Selling Security Holders. The Company will not receive any proceeds from the sale of any of the Shares by the Selling Security Holders. The sale of the Shares may be effected by the Selling Security Holders on the Nasdaq National Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Security Holders in amounts to be negotiated immediately prior to the sale. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company has also agreed to bear certain expenses in connection with the registration and sale of the Shares offered hereby by the Selling Security Holders (other than broker discounts and commissions).

         The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Security Holders.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                                     EXPERTS

         The consolidated financial statements of The Cerplex Group, Inc. as of December 31, 1995 and 1994, and for the years then ended, have been incorporated by reference herein and in the registration statements in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained at prescribed rates, at the Commission's Public Reference Section , Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) which contains reports, proxy and information statements and other information regarding registrants that file electronically, such as Cerplex. The Common Stock of the Company is traded on The Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1996; (iii) the Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 1996; (iv) the definitive Proxy Statement of the Company in connection with the Annual Meeting of Security Holders held on August 22, 1996; (v) the Current Report of the Company on Form 8-K dated April 8, 1996; (vi) the Current Report of the Company on Form 8-K and 8-K/A dated May 24, 1996; (vii) the Current Report of the Company on Form 8-K dated June 11, 1996; (viii) the Current Report of the Company on Form 8-K dated September 24, 1996; and (ix) the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 9, 1994.

      All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to James T. Schraith, President and Chief Executive Officer, at The Cerplex Group, Inc., 1382 Bell Avenue, Tustin, CA 92780 or by telephone at (714) 258-5600.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses, other than broker-dealer discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees and the Nasdaq Additional Listing Fee. All of the expenses below will be paid by the Company.

ITEM

Registration Fee ...........................................  $23,658
Printing and engraving expenses ............................    2,000
Legal fees and expenses ....................................   20,000
Accounting fees and expenses ...............................    3,000
Transfer Agent and Registrar fees ..........................    2,000
Miscellaneous ..............................................    5,000
                                                              -------
    Total ..................................................  $55,658
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Section 145 of the Delaware Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Bylaws (the "Bylaws") provide that the Company shall indemnify its directors and officers to the fullest extent permitted by law and requires the Company to advance litigation expenses upon receipt by the Company of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      The Company's Certificate of Incorporation (the "Certificate of Incorporation") provides that, pursuant to Delaware Law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a directors' responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the fullest extent permitted by law, and requires the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the director to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Certificate of Incorporation also provides that rights conferred under such Certificate of Incorporation shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

      The Company has in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the directors and officers of the Company against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses the Company for amounts which the Company lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

      In addition, the Company has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements will, among other things, indemnify the Company's directors and certain of its officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company or as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Company.

ITEM 16.  EXHIBITS.

Exhibit No.


EXHIBIT
NUMBER                           TITLE                                          METHOD OF FILING
- -------                          -----                                          ----------------
2.1             Agreement of Merger dated as of August 30,           Incorporated herein by reference to Exhibit
                1993, by and among Cerplex Incorporated,             2.1 to the Company's Registration Statement
                Diversified Manufacturing Services, Inc.             on Form S-1 (File No. 33-75004) which was
                ("DMS"), EMServe, Inc. ("EMServe"),                  declared effective by the Commission on April
                InCirT Technology Incorporated ("InCirT")            8, 1994.
                and Testar, Inc. ("Testar").

2.2             Agreement and Plan of Merger dated                   Incorporated herein by reference to Exhibit
                November 12, 1993, between The Cerplex               2.2 to the Company's Registration Statement
                Group Subsidiary, Inc. and Registrant                on Form S-1 (File No. 33-75004) which was
                (conformed copy to original).                        declared effective by the Commission on April
                                                                     8, 1994.

2.3             Certificate of Ownership and Merger of               Incorporated herein by reference to Exhibit
                Registrant with and into The Cerplex Group           2.3 to the Company's Registration Statement
                Subsidiary, Inc. dated as of November 12,            on Form S-1 (File No. 33-75004) which was
                1993.                                                declared effective by the Commission on April
                                                                     8, 1994.

2.4             Asset Purchase Agreement effective                   Incorporated herein by reference to Exhibit
                December 17, 1993 by and between Certech             2.4 to the Company's Registration Statement
                Technology, Inc., a wholly-owned subsidiary          on Form S-1 (File No. 33-75004) which was
                of the Registrant ("Certech"), and                   declared effective by the Commission on April
                Spectradyne, Inc. ("Spectradyne").                   8, 1994.

2.5             Purchase and Sale Agreement dated as of              Incorporated herein by reference to Exhibit 2
                July 29, 1994, by and among The Cerplex              to the Form 8-K filed July 29, 1994.
                Group, Inc., Cerplex Limited, BT Repair
                Services Limited and British
                Telecommunications plc.

2.6             Contract for repair, calibration and                 Incorporated herein by reference to Exhibit 10
                warehousing of certain items of BT                   to the Form 8-K filed July 29, 1994.
                Equipment dated as of July 29, 1994, among
                The Cerplex Group and Cerplex Limited and
                BT.

2.7             Formation and Contribution Agreement                 Incorporated herein by reference to Exhibit
                effective December 1, 1994 by and among              2.7 to the Company's Annual Report on Form
                Modcomp/Cerplex L.P., Modular Computer               10-K for the fiscal year ended January 1, 1995.
                Systems, Inc., Cerplex Subsidiary, Inc. and
                The Cerplex Group, Inc.

2.8             Stock Purchase Agreement dated as of June 29,        Incorporated herein by reference to Exhibit
                1995 by and among The Cerplex Group, Inc.,           2.11 to the Company's Quarterly Report on Form
                Tu Nguyen and Phuc Le.                               10-Q for the quarter ended October 1, 1995.

2.9             Letter Agreement dated April 5, 1995 by              Incorporated herein by reference to Exhibit
                and among Modular Computer Systems, Inc.,            2.12 to the Company's Annual Report on Form
                Modcomp Joint Venture, Inc., EG                      10-K for the fiscal year ended December 31,
                Aktiengesellschaft, the Company, Cerplex             1995.
                Subsidiary, Inc. and Modcomp/Cerplex L.P.

2.10            Stock Purchase Agreement dated as of May 24,         Incorporated herein by reference to Exhibit
                1996, by and among The Cerplex Group, Inc.,          2.10 to the Company's Current Report on
                Cerplex Limited, Rank Xerox - The Document           Form 8-K dated May 24, 1996.
                Company SA and Rank Xerox Limited (conformed
                copy to original).

2.11            Contract of Warranty dated as of May 24,             Incorporated herein by reference to Exhibit
                1996, by and among The Cerplex Group, Inc.,          2.11 to the Company's Current Report on
                Cerplex Limited, Rank Xerox - The Document           Form 8-K dated May 24, 1996.
                Company SA and Rank Xerox Limited (conformed
                copy to original).

2.12            Supply and Services Agreement dated as of            Incorporated herein by reference to Exhibit
                May 24, 1996, by and among The Cerplex               2.12 to the Company's Current Report on
                Group, Inc., Cerplex Limited, Rank Xerox             Form 8-K dated May 24, 1996.
                - The Document Company SA and Rank Xerox
                Limited (conformed copy to original).

4.1             Registration Rights Agreement dated as of            Incorporated herein by reference to Exhibit
                November 19, 1993, by and among the                  4.2 to the Company's Registration Statement
                Registrant, the Investors listed on Schedule         on Form S-1 (File No. 33-75004) which was
                A thereto and the security holders of the            declared effective by the Commission on April
                Registrant listed on Schedule B thereto,             8, 1994.
                together with Amendment No. 1.

4.2             Warrant Agreement dated as of November 19,           Incorporated herein by reference to Exhibit
                1993, by and among the Registrant, and the           4.4 to the Company's Registration Statement
                purchasers listed in Annex I thereto.                on Form S-1 (File No. 33-75004) which was
                                                                     declared effective by the Commission on April
                                                                     8, 1994.

4.3             Placement Agent Warrant Purchase Agreement           Incorporated herein by reference to Exhibit
                dated as of November 19, 1993, between the           4.5 to the Company's Registration Statement
                Registrant and Donaldson, Lufkin & Jenrette          on Form S-1 (File No. 33-75004) which was
                Securities Corporation.                              declared effective by the Commission on April
                                                                     8, 1994.

4.4             Observation Rights Agreement dated as of             Incorporated herein by reference to Exhibit
                November 19, 1993, between the Registrant            4.6 to the Company's Registration Statement
                and certain stock purchasers.                        on Form S-1 (File No. 33-75004) which was
                                                                     declared effective by the Commission on April
                                                                     8, 1994.

4.5             Observation Rights Agreement dated as of             Incorporated herein by reference to Exhibit
                November 19, 1993, between the Registrant            4.7 to the Company's Registration Statement
                and certain note purchasers.                         on Form S-1 (File No. 33-75004) which was
                                                                     declared effective by the Commission on April
                                                                     8, 1994.

4.6             Note Purchase Agreement dated as of November         Incorporated herein by reference to Exhibit
                19, 1993, by and between the Registrant and          4.8 to the Company's Registration Statement
                The Northwestern Mutual Life Insurance               on Form S-1 (File No. 33-75004) which was
                Company, John Hancock Mutual Life Insurance,         declared effective by the Commission on April
                Registrant and Bank of Scotland London               8, 1994.
                Nominees Limited.

4.7             Amendment No. 2 to Registration Rights               Incorporated herein by reference to Exhibit
                Agreement dated as of April 6, 1994, by and          4.9 to the Company's Registration Statement
                among the Registrant and certain of its              on Form S-1 (File No. 33-75004) which was
                Securities Holders.                                  declared effective by the Commission on April
                                                                     8, 1994.

4.8             Amendment to Note Purchase Agreement, dated          Incorporated herein by reference to Exhibit
                as of October 27, 1994, by and among the             4.10 to the Company's Annual Report on Form
                Company, Northwestern Mutual Life Insurance          10-K for the fiscal year ended December 31,
                Company, John Hancock Mutual Life Insurance          1995.
                Company and North Atlantic Smaller Companies
                Trust P.L.C. (collectively, the "Noteholders").

4.9             Waiver and Amendment Agreement dated April 15,       Incorporated herein by reference to Exhibit
                1996 by and among Company, The Northwestern          4.11 to the Company's Annual Report on
                Mutual Life Insurance Company, John Hancock          Form 10-K for the fiscal year ended
                Mutual Life Insurance Company and North              December 31, 1995.
                Atlantic Smaller Companies Investment Trust
                P.L.C.

4.10            Warrant Agreement dated as of April 15, 1996         Incorporated herein by reference to Exhibit
                by and among Company, The Northwestern Mutual        4.12 to the Company's Annual Report on
                Life Insurance Company, John Hancock Mutual          Form 10-K for the fiscal year ended
                Life Insurance Company and North Atlantic            December 31, 1995.
                Smaller Companies Investment Trust P.L.C.

4.11            First Amendment to Warrant Agreement dated           Incorporated herein by reference to Exhibit
                April 15, 1996 by and among Company and each         4.13 to the Company's Annual Report on
                of the holders of warrants listed on Schedule        Form 10-K for the fiscal year ended
                A thereto, with respect to that certain              December 31, 1995.
                Warrant Agreement dated November 19, 1993.

4.12            First Amendment to Observation Rights                Incorporated herein by reference to Exhibit
                Agreement dated as of April 15, 1996                 4.14 to the Company's Annual Report on
                between Company and certain note                     Form 10-K for the fiscal year ended
                purchasers.                                          December 31, 1995.

4.13            Third Amendment to Registration Rights               Incorporated herein by reference to Exhibit
                Agreement dated as of April 15, 1996 by and          4.15 to the Company's Annual Report on
                among Company, the investors of Company              Form 10-K for the fiscal year ended
                listed on Schedule A thereto and the security        December 31, 1995.
                holders of Company listed on Schedule B
                thereto.

4.14            Warrant Agreement dated April 15, 1996 by            Incorporated herein by reference to Exhibit
                and among Company, Wells Fargo Bank,                 4.16 to the Company's Annual Report on
                National Association, Sumitomo Bank of               Form 10-K for the fiscal year ended
                California, BHF Bank Aktiengesellschaft and          December 31, 1995.
                Comerica Bank-California.

4.15            Stock Purchase Agreement dated June 10,              Incorporated herein by reference to Exhibit
                1996 by and among the Company and the                4.17 to the Company's Quarterly Report on
                investors listed on Schedule A thereto.              Form 10-Q filed August 14, 1996.

4.16            Fourth Amendment to Registration Rights              Incorporated herein by reference to Exhibit
                Agreement dated June 10, 1996 by and                 4.18 to the Company's Quarterly Report on
                among Company, the investors listed on               Form 10-Q filed August 14, 1996.
                Schedule A thereto, the security holders of
                Company listed on Schedule B thereto, the
                banks listed on Schedule C thereto and each
                of the parties listed on Schedule D thereto.

4.17            Certificate of Designation of Preferences of         Incorporated herein by reference to Exhibit
                Series B Preferred Stock of The Cerplex              3.3 to the Company's Quarterly Report on
                Group, Inc.                                          Form 10-Q filed August 14, 1996.

5.1             Opinion of Brobeck, Phleger & Harrison               Filed herein.
                LLP.

23.1            Consent of KPMG Peat Marwick LLP.                    Filed herein.

23.2            Consent of Brobeck, Phleger & Harrison               Included in the Opinion of Counsel filed as
                LLP.                                                 Exhibit 5.1 hereto.

24.1            Power of Attorney.                                   Included on p. II-7 of this Registration
                                                                     Statement.

ITEM 17.   UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on September 24, 1996.


                                           THE CERPLEX GROUP, INC.

                                           By  /s/ JAMES T. SCHRAITH
                                               -------------------------
                                                   James T. Schraith
                                                   President and Chief
                                                   Executive Officer


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of The Cerplex Group, Inc., do hereby constitute and appoint James T. Schraith and James R. Eckstaedt our true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                 TITLE                             DATE
         ---------                 -----                             ----

/s/ WILLIAM A. KLEIN        Chairman of the Board             September 24, 1996
- ------------------------
    William A. Klein


/s/ JAMES T. SCHRAITH       President, Chief Executive        September 24, 1996
- ------------------------    Officer and Director
    James T. Schraith


/s/ RICHARD C. DAVIS        President of International        September 24, 1996
- ------------------------    Operations and Director
    Richard C. Davis


/s/ JAMES R. ECKSTAEDT      Senior Vice President and Chief   September 24, 1996
- ------------------------    Financial Officer (Principal
    James R. Eckstaedt      Accounting Officer)


/s/ ROBERT FINZI            Director                          September 24, 1996
- ------------------------
    Robert Finzi


/s/ JEROME JACOBSON         Director                          September 24, 1996
- ------------------------
    Jerome Jacobson


/s/ PATRICK S. JONES        Director                          September 24, 1996
- ------------------------
    Patrick S. Jones


/s/ MYRON KUNIN             Director                          September 24, 1996
- ------------------------
    Myron Kunin

                             THE CERPLEX GROUP, INC.

                                INDEX TO EXHIBITS


                                                                 Sequentially
                                                                   Numbered
Exhibit    Description                                               Page
- -------    -----------                                           ------------
 5.1       Opinion of Brobeck, Phleger & Harrison LLP........

23.1       Consent of KPMG Peat Marwick LLP..................

23.2       Consent of Brobeck, Phleger & Harrison LLP
           (Included in the Opinion of Counsel filed
           as Exhibit 5.1 hereto)............................

24.1       Power of Attorney (Included on page II-7
           of this Registration Statement)...................



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